Exhibit 99.01

Dexcom Reports Record Preliminary, Unaudited Revenue for the Fourth Quarter and Fiscal Year 2019 and Provides Initial 2020 Outlook

SAN DIEGO, CA - (BUSINESS WIRE-January 13, 2020) - DexCom, Inc. (Nasdaq: DXCM), the leader in continuous glucose monitoring (“CGM”), today reported that it expects preliminary, unaudited revenue for the fourth quarter ended December 31, 2019 to be approximately $457 million, an increase of 35% over the fourth quarter of 2018. U.S. revenue is expected to be approximately $373 million, representing growth of 33% over the fourth quarter of 2018. International revenue is expected to be approximately $84 million, an increase of 47% over the fourth quarter of 2018.

For fiscal 2019, total preliminary, unaudited revenue is expected to be approximately $1.470 billion, an increase of more than 42% over 2018.

“2019 was another amazing year for Dexcom, demonstrating the growing awareness of real-time CGM for managing diabetes and customer excitement for our G6 platform. This was the second consecutive year of greater than 40% growth, far exceeding our own expectations and a strong accomplishment for a company of our size,” said Kevin Sayer, Dexcom’s Chairman, President and CEO. “We are hitting the ground running in 2020 and believe we are well positioned to continue our growth momentum.”

2020 Outlook

For 2020, Dexcom currently anticipates total revenue of approximately $1.725 billion to $1.775 billion, representing expected growth of approximately 17% to 21% over 2019. This growth outlook is driven by strong growth in sensor volumes, continued international expansion, shifting channel mix and overall market dynamics.

Dexcom will provide further details related to its 2020 financial expectations on the fourth quarter earnings call.

Fourth Quarter 2019 Financial Results Conference Call

Dexcom will report its audited full fourth quarter and fiscal 2019 financial results on Thursday, February 13, 2020 after the close of market. Management is currently scheduled to host a conference call at 4:30 p.m. (Eastern Time) that day. More details will be provided later.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by people with diabetes and by healthcare providers for the treatment of people with diabetes.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that are not purely historical regarding Dexcom’s or its management’s intentions, beliefs, expectations and strategies for the future, including those related to Dexcom’s expected revenue for the fourth quarter of and the full fiscal year 2019, estimated revenue for fiscal 2020, expected 2020 growth in sensor volumes and international revenue. All forward-looking statements included in this press release are made as of the date of this release, based on information currently available to Dexcom, deal with future events, are subject to various risks and uncertainties, and actual results could differ materially from those anticipated in those forward-looking statements. The risks and uncertainties that may cause actual results to differ materially from Dexcom’s current expectations are more fully described in Dexcom’s Annual Report on Form 10-K for the period ended December 31, 2018, as filed with the Securities and Exchange Commission on February 21, 2019. Except as required by law, Dexcom assumes no obligation to update any such forward-looking statement after the date of this report or to conform these forward-looking statements to actual results.

FOR MORE INFORMATION:

Steven R. Pacelli

Executive Vice President, Strategy and Corporate Development

(858) 200-0200

www.dexcom.com